FOR IMMEDIATE RELEASE	For More Information Contact: John E. Briggs Senior Vice President (413) 787-1700

UNITED FINANCIAL BANCORP, INC. ADDED TO RUSSELL 3000

WEST SPRINGFIELD, MA—October 13, 2005—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), announced today that it has been added to the Russell 3000 Index.

“Inclusion in the Russell Index is an important milestone for UBNK,” said Richard B. Collins, President and CEO. “The Russell Index is widely acknowledged by the investment community as an important performance benchmark and we are proud to be part of it.”

The Frank Russell Company adjusts its indexes annually to rank the 3,000 largest companies in the U.S. stock market by market capitalization. Membership in the index is determined by market capitalization only, rather than by subjective opinion or committee decisions. Index memberships remain in place for one year.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. The Company’s common stock is traded on the NASDAQ National Market under the symbol UBNK. As of June 30, 2005 the Company had total consolidated assets of $952.7 million. United Bank provides an array of financial products and services through its 11 branch offices located throughout Western Massachusetts. Through its Financial Services Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement planning. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.